TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

Fund:      U S Small Co Opportunities   Security: Equity Office Properties Trust
                                                  Common Stock
Issuer:    Equity Office Properties Trust

 REQUIRED INFORMATION                            APPLICABLE RESTRICTION

1 .    Offering Date              7/7/97         None

2.     Total Size of Offering  525,000,000       None


3.     Unit Price of Offering       21.00        None

4.     Underwriting  Spread         1.365        Morgan Guaranty determination
                                                 must be made

5.     Years of Issuer's Operations    11        Must be at least three*

6.     Underwriting                  firm        Must be firm

7.     Trade Date                  7/7/97        No later than 1 day after #1

8. Portfolio Assets on Trade Date 12,433,030     None


9.     Price Paid per Unit          21.00        Must not exceed #3  ($ $21.00 )

10. Total Price Paid by Portfolio  119,700       Must not exceed #8 x 3%
                                                 ($ 372,991)


11. Total Price Paid by Portfolio plus           If less than $500,000, must not
     Total Price  Paid for  same sec -           exceed #2 x 10% ( N/A),
     urities by associated Funds   3,765,300     otherwise must not exceed
                                                 #2  x 4% ( 21,000,000)

12.     List of Underwriters from whom           Must not include  Morgan
         Portfolio purchased                     Guaranty or affiliates **
                                                 Merrill Lynch


       Morgan Guaranty has determined that the underwriting commission, spread or profit is reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                             /s/Marian Pardo
                                             Portfolio Manager

       * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

       ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


       List of Underwriters or Dealer from whom Portfolio purchased:
                  Merrill Lynch